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                                                                    EXHIBIT 99.3

November 20, 2003

Board of Directors
Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204

Re: Initial Filing of Registration Statement on Form S-4 of Anthem, Inc. (the "Registration Statement")

Ladies and Gentlemen:

Attached is our opinion letter, dated October 26, 2003, with respect to the fairness from a financial point of view to Anthem, Inc. (the "Company") of the Merger Consideration (as defined in the opinion letter) to be paid by the Company for each outstanding share of common stock, par value $0.01 per share, of WellPoint Health Networks Inc. ("WellPoint"), pursuant to the Agreement and Plan of Merger, dated as of October 26, 2003, among the Company, Anthem Holding Corp., a wholly owned subsidiary of the Company, and WellPoint.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the Table of Contents under the captions "Summary," "The Merger - Anthem's Reasons for the Merger," "Recommendation of Anthem's Board of Directors," and "The Merger - Opinion of Anthem's Financial Advisor - Goldman, Sachs & Co." and to the inclusion of the foregoing opinion as an Exhibit to the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,




/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)